INTERCONTINENAL EXCHANGE

GLOBAL CODE OF BUSINESS CONDUCT

CONTENTS

i Intercontinental Exchange

01 A MESSAGE FROM JEFF SPRECHER iii
02 ICE CORE COMPETENCIES iv
03 INTRODUCTION 1
 Purpose 2
 Applicability 2
 Expectations 3
 Expectations for Managers 3
 Asking Questions and Raising Concerns 5
 Waivers 6
04 TEAMWORK 7
 Operating as "One Company" 8
 Health AND Safety 9
 Personal Privacy 10
05 PROBLEM-SOLVING AND DECISION-MAKING 11
 Customers AND Third Parties 12
 Assets AND Information 12
 Conflicts of Interest 15
 Business Gifts, Meals AND Entertainment 17
06 COMMUNICATION 19
 Systems, Technologies and Social Media 20
 Environmental AND Social Responsibility 20
 Investor Community AND The Media 22
07 PROFESSIONALISM AND INTEGRITY 23
 Corruption AND Bribery Prohibited 24
 Fair Competition 26
 Books AND Records 27
 Outside Audits AND Investigations 28
 Insider Trading Prohibited 28
 Anti-Money Laundering and Global Business 30
08 ACKNOWLEDGMENT 31

ii Global Code of Business Conduct

01 A MESSAGE FROM JEFF SPRECHER

DEAR COLLEAGUES,
At Intercontinental Exchange (ICE) we have built our business by putting our customers first and anticipating their needs by asking ourselves: what's next? Markets evolve and we have grown by listening to our customers and evolving with them.

Another important question at the core of our success is: what's right?

This Code of Business Conduct is an outline of the rules and principles by which we operate on a global basis. It is not a comprehensive manual that covers every possible situation - no document could be. It is a guide that serves as a reference and a reminder. At ICE, we do the right thing not because it is written in a code but because it is part of our ethos and the commitment we are making to our customers who entrust us with their investing and risk management needs.

Please take the time to carefully read the ICE Global Code of Business Conduct. If you have any questions, contact any of the resources listed within it, starting with your manager.

Thank you for your continued commitment to serve our customers with the utmost integrity and for asking yourselves every day: what's right?
My best,

Jeffrey C. Sprecher
Chairman and Chief Executive Officer

iii Intercontinental Exchange

02 ICE CORE COMPETENCIES

At ICE, we subscribe to four core competencies. These competencies apply to all of us, regardless of our roles or responsibilities.
Our core competencies are such an important part of our strong culture of compliance and trust, our code's guidance is centered on them.

Because our core competencies are so integral to our work, it is important that we understand the actions and behaviors that exemplify them. That is why we use these competencies as the foundation for our code.  As you read through the next five chapters, take note of the various ways you can uphold our core competencies in your daily work and interactions with others.

Our core competencies are:

- Teamwork
- Problem-Solving and Decision-Making
- Communication
- Professionalism and Integrity

iv Global Code of Business Conduct

03 INTRODUCTION

1 Intercontinental Exchange

PURPOSE
We are the leading global network of exchanges and clearing houses, along with many other financial services that our customers rely on each day. As such, we are committed to the highest standard of ethical conduct and behavior. Our Global Code of Business Conduct was written with these standards in mind. We consider it our guidebook for how to do business the right way. It discusses our core competencies and the ways in which these competencies impact our approach to our work. It also demonstrates to our customers, regulators and investors that we take our responsibility as a global financial services company seriously.

Consider this code a resource you can use to make sure you understand the standards that we are all expected to live up to. Many important topics are explained here in detail. The code also lists relevant policies that you can find on ICEspace or from your local compliance officer to give you further guidance in certain areas. And when it makes sense to talk to someone, the code provides contact information for resources who can answer any questions you may have.

APPLICABILITY
We believe that even one person can make a big difference, so it is vital that each individual acts with integrity. That is why our code applies to all of us at ICE, regardless of which part of the business we work in - employees, officers, directors, and consultants and contractors - no matter what. Keep in mind that above all, our code helps us maintain the trust we have built with our customers, fellow employees, and others who have a stake in our success - and that trust is what helps all of us succeed.

Of course, business partners and third parties are an extension of our organization, which means their behavior can have a direct impact on our reputation. We expect that our suppliers, agents and business partners will follow ethical standards similar to our own when working with us or on our behalf. This means that we will consider terminating contracts with vendors or partners that do not meet our high standards or contractual obligations.

Global Code of Business Conduct 2

03 INTRODUCTION

EXPECTATIONS
Each of us has a responsibility to maintain and advance our company's reputation for integrity. That means we must all:
 - Act in a professional, honest, and ethical manner.
 - Be familiar with the information contained in our code as well as applicable laws and company policies.
   Many relevant company policies will be cited in this code, but your business unit may have additional policies and procedures with which you will need to be familiar. In the event there is a conflict between your local policy and the code, the more restrictive standard will apply.
 - Use common sense and good judgment to supplement our knowledge of what is right.
 - Ask questions when we are unsure of the right course of action.
 - Speak up when we see or suspect misconduct.

EXPECTATIONS FOR MANAGERS
While this code applies equally to everyone at ICE, our managers have a few extra responsibilities. As part of being a leader, the manager sets the tone for each of their respective groups.
 - Lead by example, always choosing the ethical course of action - even if you do not think others are watching.
 - Share with your team the importance of ethical behavior, do not wait for a problem to arise.
 - Speak up when you see a problem, and encourage others to do the same.
 - Make sure your direct reports understand this code and what is expected of them.
 - Always be receptive to questions, concerns or comments, and make sure that issues are directed to the people who can help.
 -   Watch for retaliatory action, and address it immediately if it occurs. If assistance is needed, contact Human Resources, Global Corporate  Compliance or a member of the legal department.

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A common denominator in our shared expectations is the need to make ethical decisions - to do what is right. Many times, the right choice is clear. Other times, you might not be sure. That is when you should ask yourself the following questions:

Would my decision be legal?
 - No -> If your decisin violates the law, it could have serious consequences for you and for ICE.  Do not proceed.
 - Yes -> Is it in line with our code, policies and core competencies?
  - No -> If your decision would violate the rules set forth by our code, policies or core competencies, it could have serious consequences.  Do not proceed.
  - Yes -> Is my decision good for ICE, my fellow employees and out stakeholders?
   - No -> If your decision would negatively affect anyone working for or relying on ICE, it may not be the right decision.
   - Yes -> Would I feel good if my decision ended up in the news?
    - No -> If you would be embarrassed or ashamedto have the public learn about your decision, then it is not the right thing to do.
    - Yes -> Proceed

If you need help getting to a "yes" answer to any of these qustions, or do not know the answer, you should talk to one of the resources listed in this code.

Global Code of Business Conduct 4

03 INTRODUCTION

ASKING QUESTIONS AND RAISING CONCERNS
Coming forward with questions, concerns, and reports of actual or suspected misconduct is the right thing to do - and also the best way to make sure the ICE culture remains strong and positive. When we speak up, we give ICE the opportunity to improve and resolve issues before they become more serious. We pride ourselves on being a company of problem solvers, so if you have a problem, there are always people at ICE who can help.

If you need advice or would like to raise a concern, there are a number of options available to you:
- Your manager
- Your local compliance officer(for example, the CCO of your business unit)
- The Human Resources team (**Human Resources)
- The Global Corporate Compliance team: icecorporatecompliance@theice.com
- Any member of the Legal Department

If you are not comfortable using one of those resources, ICE has established a hotline to receive concerns regarding ICE's financial statements or accounting matters, as well as conflicts of interest and code violations. You can reach the hotline:
- Via email: ice-compliance@theice.com
- Online at: https://www.ethicspoint.com
- By phone: 866-294-4493 (Check www.ethicspoint.com  for international toll free dialing service)

If you report by phone or online, you may be able to report anonymously, depending on local law. Try to provide as much information as possible so that your report can be fully investigated. You will be able to create a password that lets you follow up with the report to add information or answer questions.

Good faith reporting and non-retaliation
Acting in good faith is important. It means that you are sincere and honest when reporting a possible violation of this code, ICE policy, or the law. Simply put, it does not matter whether your report turns out to be true - what does matter is that you deliver it honestly and with good intentions.

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In return, ICE's commitment to non-retaliation is firm, so no one should be concerned about raising a question in good faith. Our company takes all claims of retaliation seriously,investigating each one thoroughly and taking appropriate action.

Reports should provide a sufficient amount of detail to support the claim and proceed with an investigation. It is not acceptable to file a report knowing it to be faulse.  Reports are investigated in a respectful, professional manner - and as promptly and confidentially as possible. If you are asked to participate in an investigation, you are expected to cooperate.

Violations and Discipline
Violations of this code and other company policies are taken seriously. Consequences may extend as far as termination of employment. Always weigh your options carefully, and ask for advice when the right choice is not clear.

WAIVERS
We are all held to the same expectations, and the commitment to do what's right under our code of conduct. That is why we all certify upon hire and again each year that we will comply with the code. However, in certain extraordinary situations, a waiver of a provision of this code may be granted.

Contact your manager, a member of the legal department or Global Corporate Compliance if you believe special circumstances warrant a waiver of any of this code's provisions.

Any waiver of the code for executive officers or directors may be made only by the company's board of directors, and the waiver must be promptly disclosed to shareholders as required by law.

Global Code of Business Conduct 6

04 TEAMWORK

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OPERATING AS "ONE COMPANY"
Our success has been built by operating as one company -- one culture and team, one focus on growth and innovation and one measure of success which focuses on serving customers and delivering value to our shareholders. The ICE team works together toward achieving a common set of goals by aligning our efforts and actions, every day, with the company priorities. These priorities include identifying the new challenges our customers face and the opportunities that exist in the markets we serve. Every individual at ICE is an important member of our team. As members of the ICE team, it is important that we live up to the following principles:

 - Treat each other with respect.
 - Keep an open mind to new ideas and points of view.
 - Value and incorporate the differences each of us brings to ICE.

This all may seem obvious, but keeping these guidelines top of mind is key in maintaining a productive workplace.

We believe that everyone should be treated with fairness, respect, and dignity. ICE complies with all applicable laws and regulations concerning nondiscriminatory employment practices. While those laws can vary by location, this generally means that we:

 - Base employment decisions on qualifications, demonstrated skills and achievements.
 - Set the expectation with our business partners that we believe they should act in a way that is consistent with our sense of fair treatment and equal opportunity.

Our commitment to diversity and equal opportunity means that harassment and bullying are not tolerated here.

We define harassment as any conduct that is related to a person's legally protected characteristics (such as race, gender, religion, etc.) that creates an unwelcome, intimidating, hostile, or offensive work environment for that person. This kind of conduct can range from offensive jokes or comments, slurs and name calling, to any act of bullying, like mobbing or exclusion and sexual harassment. For more information, please see our Employee Handbook.

Global Code of Business Conduct 8

04 TEAMWORK

We are all professionals. Because of this, we might not think of ourselves as the type to harass, bully, or discriminate against our colleagues. However, our commitment to Teamwork - the commitment to act as one company with common goals - demands that we remain aware of the actions we take and how they affect those around us.

HEALTH AND SAFETY
When working, we should always be alert to health and safety risks - even in office environments.  We need to promptly report any accident, injury, illness or unsafe or unhealthy condition to Human Resources or building security. We must also be sure that our performance is not impaired by alcohol or by any drugs, including prescription or over-the-counter medication. This applies to anyone on company premises or in any other work circumstance that may jeopardize our operations, safety or reputation.

As part of our commitment to providing a safe work environment, we must never engage in or tolerate any form of violence. Violence includes threats or acts of violence, intimidation of others or attempts to instil fear in others. If you know of actual or potential workplace violence, you should immediately report your concerns. If you believe someone is in immediate danger, please contact building security or the local authorities.

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PERSONAL PRIVACY
The nature of our work requires us to take the utmost care with information we see, hear, or otherwise learn. When it comes to our colleagues, customers, and others, we must always respect their privacy and the confidentiality of their personal information. If you have access to personally identifiable information of colleagues or customers be sure to keep it safe and secure and only use it for relevant and appropriate business purposes. Do not share it with anyone inside or outside ICE who does not have a business need to know it. You should only keep private information as long as it is necessary to accomplish the legitimate purpose for which it was collected.

Personally identifiable information is a broad term that covers information collected in order to facilitate working relationships, and can include:

- Government-issued identification numbers
- Employment-related background checks
- Information required to verify credential and education
- Compensation information
- Performance reviews and corrective/ disciplinary actions
- Health and benefit information and insurance records

Many countries have their own legal requirements governing the use of employee data. Be aware of and respect local privacy laws, especially when transferring personal information outside its country of origin. Contact a member of the human resources or legal department if you are unsure of these requirements.

We must also take steps to prevent the accidental disclosure of customer information. Familiarize yourself with our Personal  Information Protection Principles Policy and our Corporate Information Security Policy. Make sure to follow established company procedures in the rare event of disclosure.

Global Code of Business Conduct 10

05  Problem-Solving AND DECISION-MAKING

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CUSTOMERS AND THIRD PARTIES
Our success is built upon our determination, every day, to serve the needs of our customers. This customer focus is at the core of what we do. It means that each action we take should be thought of through the lens of the customer - is this advancing their needs? Is this solving a problem for them?

We make business decisions based on our commitment to providing high quality services and product offerings, and we never do anything illegal or unethical in order to win business.

We also seek business partnerships that align with our values and follow the highest standards of business conduct.

That means that we always perform appropriate due diligence and know our business partners, service providers, agents and representatives and all those through whom we conduct our business. If you become aware of any situation where you believe a supplier or third party may not be meeting our standards, raise the issue with your manager, Global Corporate Compliance, human resources or any of the other contacts listed in this code.

ASSETS AND INFORMATION
Our company's assets - including our physical assets like computers, data centers, funds, and ICE facilities - are meant to advance our success. When we use company assets and property, we need to do so responsibly and appropriately. We all share an obligation to protect these assets from loss or harm. Be sure that you do not appropriate, borrow, or loan company assets without permission. See the Systems, Technologies and Social Media section for more guidance on using company technology.

Global Code of Business Conduct 12

05 PROBLEM-SOLVING AND DECISION-MAKING

Protecting Sensitive Information
Many details about how our company operates need to be kept confidential for ICE to remain competitive and successful. We are all responsible for safeguarding sensitive data like:

 - Business plans or strategies
 - Financial results
 - Sales goals and marketing plans
 - Sensitive market data
 - Employee matters, including personal information and compensation details
 - Proprietary details about our products, methodologies, or infrastructure

Keeping confidential and proprietary information safe requires us to take certain precautions in our work. We must secure our computers and mobile devices at all times and protect our user IDs and passwords. Be sure that any third parties with whom you are interacting have signed a non-disclosure agreement before sharing confidential company information with them. In fact, do not share this information with anyone who does not have a business need to know it - including fellow co-workers. Finally, remember that your obligation to protect confidential company information continues even after your employment with ICE ends.

For more detailed discussion on how we protect information and what your specific responsibilities are, please refer to our Personal Information Protection Principles Policy and our Corporate Information Security Policy.

 QUESTION
 An ICE employee frequently travels on ICE business.  She takes many calls on teh train and in airport terminals.  She also uses her laptop and smart phone in public places. What precaution should she take to protect sensitive information?

 ANSWER
 This employee should take particular care to be aware of her surroundings when discussing sensitive ICE information on the phone or viewing it on her laptop.  This is especially true in public places, and also in open areas at ICE facilities.  Remember, we neer know who may be eavesdropping on our conversations or looking at our screens.  She should also be careful to follow proper security measures at all times.  This means she must appropriately log off her laptop when not using it or store her laptop, smart phone, and any sensitive documents in secure locations at all times.

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Intellectual property
As a company, we depend on good ideas to fuel our business - so it is important to protect those ideas through legal tools such as copyrights and patents. Collectively, all of this intangible property is called intellectual property (IP), and includes all copyrights, patents, trademarks, trade secrets, design rights, logos, and brands. Keep in mind that ICE owns the rights to all IP created with company materials or on company time.

Third parties' and previous employers' information
In the course of our work, we are obligated and responsible for protecting information that belongs to other companies or entities with whom we interact. For example, in the course of doing business we may learn - or generate - confidential information about our customers or other business partners. When we collect confidential information such as trading, clearing, and benchmarking-related information or personal details about our customers or other companies, we have a responsibility to safeguard that information as diligently as we do our own. And when an employee joins or leaves ICE, we have to respect the fact that this person cannot share confidential information about previous or future employers or colleagues.

Global Code of Business Conduct 14

05 PROBLEM-SOLVING AND DECISION-MAKING

CONFLICTS OF INTEREST
When we are open about possible conflicts that can divide our loyalties and impair our work, we can find a way to minimize potential problems. A conflict of interest is a situation where an opportunity for personal gain is at odds with our company's best interests. We are all responsible for working on our company's behalf, and conflicts of interest can put that commitment into question.

It is best to avoid conflicts of interest altogether, but if you cannot avoid one or are not sure whether your situation presents a conflict, discuss it with your manager right away. When in doubt, it is always best to disclose your situation.

Your manager can work with you to determine the appropriate course of action. Remember, it is your responsibility to act appropriately until the situation has been addressed.

Our work may also present us with unique potential conflicts of interest because of our responsibilities for major benchmarks. Accordingly, it is of utmost importance to ensure that conflicts of interest do not inappropriately influence determinations of benchmarks (for example, ICE LIBOR) and that business connections do not compromise the performance of our functions.

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Outside work and board memberships
We are all expected to devote our full professional energies to our work here; after all, we cannot make objective decisions for ICE if we are competing with our company. That is why any work we perform or positions we hold outside of ICE must not interfere with our duties at our company. However, every individual situation is unique, and our company takes that into account when deciding whether to approve an outside activity.

For outside activities related to part time work or serving on a board, you must seek prior approval from your manager and Global Corporate Compliance.

Family and personal relationships
When we interact with family members as part of our work, it is easy to create an appearance of favoritism. Addressing these situations proactively can prevent any problems or poor perceptions of ICE by the public. For this reason, we may not improperly influence or direct ICE business to a company in which any family member or person with whom you have a close personal relationship has an interest. For more information about the hiring and employment of relatives, consult the Employee Handbook.

 QUESTION
 A contractor works in the procurement department of ICE.  A potential supplier is owned by the contractor's brother-in-law.  The contractor does nto see any issues with this situation.  He and the potential supplier are not especially close, and the contractor knows it is his job to pick the best supplier possible.  If that happens to be his brother-in-law's company, does it really matter?

 ANSWER
 Yes.  Even the relationship is not a close one, the potential supplier is still considered a family member.  That means the ICE contractor must disclose this relationship to his manager.  His manager can then determine if there is a conflict of interest and make arrangements, if necessary, to avoid the conflict or appearance of conflict.

Global Code of Business Conduct 16

05 PROBLEM-SOLVING AND DECISION-MAKING

Investments
Having an ownership or other financial interest in one of our company's competitors, customers, or suppliers could create a divided loyalty and should be disclosed if you are involved in a business decision regarding that entity or individual. This way, the conflict can be addressed appropriately. This excludes investments in mutual funds or other immaterial financial interests.  This also applies to financial interests held by a member of your household or immediate family.

Corporate opportunities
We also cannot take advantage of business or investment opportunities that we discover through the use of company property or information. If you become aware of any business ventures, investments or other opportunities you think ICE might be interested in, tell your manager. If you are personally interested in the opportunity, you should not act on it unless specifically informed that ICE plans to pass it up and permits you to proceed with the opportunity.

Remember, there is no substitute for good judgment and common sense. If you are ever in doubt about a relationship that may present a conflict of interest, speak with your manager.

BUSINESS GIFTS, ENTERTAINMENT AND TRAVEL
In the right circumstances, gifts and entertainment can foster goodwill between our company and our partners. A modest holiday gift may be a thoughtful "thank you," just as a meal might help strengthen a business relationship. However, if not handled carefully, the exchange of gifts and entertainment can damage our reputation. Such exchanges might also create the appearance of a conflict of interest, especially if they happen frequently or in amounts large enough to make others suspect our judgment is being clouded.

Gifts are usually goods or services, but can be any item of value. Entertainment includes events such as meals or sporting events where both the giver and the recipient attend. Travel applies to offers of transportation and lodging. To sustain the health of our key business relationships, do not accept any gift, entertainment or travel expense that might influence - or appear to influence - your ability to make objective business decisions. Check the rules in our Global Business Gifts, Meals AND  Entertainment Policy to make sure you know our guidelines, including reporting and approval requirements, and take a moment to ask your manager if you are not sure.

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To assist in determining whether a business gift or entertainment is acceptable, ask yourself:
 - Is the cost reasonable and allowable under Company policies?
 - Is it directly related to company business?
 - Was it solicited?
 - Is there any chance it could create an appearance of impropriety?
 - Is the recipient a government official?

If you are offered a gift or entertainment and feel it would be impractical or harmful to refuse or return a gift, discuss the situation with your manager, local compliance officer or a member of the Global Corporate Compliance team.

Be extra careful when working in countries with cultures and laws that are different from your own. If you are interacting with government officials, be sure to familiarize yourself with and follow both the Global Anti-Bribery Policy and the Corruption AND Bribery Prohibited section of this code.

 QUESTION
 An ICE employee has made some recent connections through her son's after school program.  In fact, one of the parents she meets works for a prospective ICE customer.  The employee things that starting up a friendship would be beneficial for her work, and feels like a few extra gesters could help our company win business.  At one of the kids' events, she gives the prospective customer a brand new tablet, mentioning that she gets high-end gadgets for free due to her husband's job.  Has she done anything wrong?

 ANSWER
 Yes.  Though ICE always welcomes new business, we never solicit it through inappropriate gifts.  Because the employee's gift is elaborate and costly - even if she is getting it at a discount - it could appear to be a bribe.

Global Code of Business Conduct 18

06 Communication

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SYSTEMS, TECHNOLOGIES AND SOCIAL MEDIA
Our company trusts us with a wide range of assets that make it possible for us to do our jobs effectively. It is our responsibility to use them wisely. Obviously, the computers and other devices that ICE provides for us to use are company property. The same is true of our email system and Internet access. A certain amount of personal use is okay, but company technology should primarily be used for business. This is why, when communicating through ICE networks, we must always maintain a professional tone and keep our comments appropriate.

Any time we are using company equipment or systems, we should not expect privacy. ICE may monitor anything we create, store, send, or receive on company technology, to the extent allowed by law. We also should not create, store, or send content that others might find offensive - it could reflect poorly on our company. Finally, we must avoid any usage that might lead to loss or damage, such as a leak of confidential company information or a breach of our IT security.

Social media usage is covered by our Corporate Information Security Policy. Be sure to familiarize yourself with this policy and ask your manager or a member of the ICE communications team (media@theice.com) if you have any questions.

ENVIRONMENTAL AND SOCIAL RESPONSIBILITY
As the preeminent operators of global markets, we approach our business with a corporate focus on sustainability. This creates long-term stakeholder value by taking into account the external factors that affect the business environment. At ICE, sustainability means having an awareness of issues relating to sustainability with respect to areas of our business - such as being a leader in developing the world's carbon markets. In addition, our focus on efficiency means that we strive to be proactive and look for ways that we can reduce waste and use resources more efficiently.

As an organization, and as a group of people who care about the state of our global communities, we support and respect efforts to protect human rights. We follow the labor laws that apply wherever we do business - and we expect the companies we work with to do the same. All employment at
ICE is voluntary, and ICE always complies with applicable wage and hour laws and regulations.

Global Code of Business Conduct 20

06 COMMUNICATION

We also understand that social responsibility has a local component. That means being a good neighbor in the communities where we operate. While each of us is encouraged to become involved in the life of our local communities by supporting causes and events, it is important to remember that we should not pressure others to contribute to or participate in our preferred charitable organizations.

Just as we are encouraged to engage in charitable activities, we are also encouraged to voluntarily participate in the political process. However, your personal participation is just that - personal. You should not indicate in any way that your participation is an endorsement from ICE, nor should you expect the company to reimburse you for your political activities. Like other personal activities, do not use company time or resources for your personal political activities. In the U.S., ICE has created a Political Action Committee (or PAC) to support the government affairs initiatives of ICE. The ICE PAC is funded exclusively by employee contributions. Please see the ICE-PAC Operating Guidelines for more information.

Finally, lobbying activities are strictly regulated - and highly visible. Do not engage in any lobbying activity on behalf of the company without prior permission from the General Counsel of ICE.

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INVESTOR COMMUNITY AND THE MEDIA
We want the public to have a clear, consistent idea of who we are and what we do here at ICE. To help this happen, it is important that we always direct any inquiries from the media to our corporate communications team, rather than attempting to field them outselves.  Similarly, inquiries from investors and analysts should always be directed to our investor relations team. Never attempt to answer any questions from the press or investors that you are not pre-approved to answer. Any and all press releases using the name of ICE or any subsidiary must be pre-approved by corporate communications.  Your first step in obtaining pre-approval should be filling out a request form on ICEspace.

If you are invited to speak or present at an event, follow the corporate communication written request and internal approval process before accepting any external presentation requests. There may be some rules they will need to discuss with you, like limits on the use of company information, as well as review expenses and materials required to participate.

If you have any questions, please consult our Global Disclosure AND Corporate  Communications Policy.

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07 PROFESSIONALISM AND INTEGRITY

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CORRUPTION AND BRIBERY PROHIBITED
We never resort to bribery or other corrupt practices. We represent the preeminent collection of markets and clearing houses, and are confident that we can win based on the quality of our offering. This means that we must not solicit, give, receive, or promise any "item of value," either directly or indirectly, with the intent of helping ICE obtain an unfair advantage. This includes offering, providing, or receiving excessive gifts and entertainment. Please see our Global Business Gifts, Meals AND  Entertainment Policy and our Global Anti-Bribery Policy.

Certain payments can violate anti-corruption laws or regulations in the countries where we operate - but we may not always know what those payments look like. When considering whether a payment is or might appear to be a bribe, look for red flags like:

 - Requests that a commission be paid in cash, in another name, or to an address in another country
 - Large, unexplained expenses on a travel and entertainment expense report
 - An agent demanding an unusually high commission for a transaction
 - Any agent or salesperson who says they are working directly with a government official to give our company a contract

Global Code of Business Conduct 24

07 PROFESSIONALISM AND INTEGRITY

Relationships with government officials
If you interact with government officials on ICE's behalf, be particularly careful about offering or accepting gifts and entertainment. Laws and regulations governing what companies like ours can give government officials are very strict and very restrictive. Be sure you know what the rules are. To be clear, a a government official can be a national or local government employee, a political candidate, a party official, a member of a royal family, or an employee of a government-controlled entity.

We are also responsible for the actions of the third parties working on our behalf. The way they interact with government officials while representing ICE is just as important as the way we ourselves carry out these interactions. Before retaining a third party to do work for us, be sure you have followed all applicable due diligence processes and you are certain that the third party is an appropriate business partner for ICE.

For more information on this important issue, see our Global Anti-Bribery Policy.

 QUSTION
 An ICE employee is authorized to hire an intermediary to take care of the permits our company needs from a government agency.  This intermediary requested a $40,000 retainer and said taht he would use the money to "help move the process along."  Since the employee does not really know where the money is going, does he have to worry about it?

 ANSWER
 Yes.  Anti-corruption laws, like many laws that govern the way we do business, focus as much on appearances as they do on clear intent.  This means that we cannot simply turn a blind eye to acts of corruption or possible corruption.  If we are not directly involved with government officials, we have a responsibility to ask pertinent questions of our third parties - including questioning the purpose of the allotment of funds.

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FAIR COMPETITION
We believe in fair and open competition. That is why we compete vigorously to be an industry leader - and maintain high standards of honesty when doing so. When looking to gain a competitive advantage, we do so through our superior performance, reliability and quality - not through unethical or illegal business practices. We will not enter into any arrangement with competitors that is unlawful or could harm our reputation.

Competition laws are complex and compliance requirements can vary depending on the circumstance. In general, the following activities are red flags, and should be avoided. And when they cannot be avoided, they need to be reported to the legal department or your local compliance officer:

 - Entering into anti-competitive agreements with competitors, including price fixing, bid rigging, and market allocation or segmentation.
 - Exchanging competitively sensitive information with competitors. Be particularly careful at conferences and trade shows where we often spend time with our competitors in exhibit halls.
 - Imposing restrictions on clients or suppliers.
 - Abusing a position of market dominance.

If you are in a meeting with competitors and a questionable discussion begins, make it clear that you believe the discussion is inappropriate, break away from the discussion and promptly inform the legal department.

For more information on this important issue, please see our Antitrust and Competition Law  Compliance Manual.

 QUESTION
 An ICE employee and a few of his colleagues are attending a conference, along with some of our competitors.  During lunch, a representative of a key competitor sat at the employee's table and started discussing his company's upcoming bids with a few other attendees.  He does not speak directly to the employee or ask any of the ICE team members to do anything, but the ICE employee still overhears him talking to the others.  What should he do now?

 ANSWER
 The employee needs to take control of the situation and speak up.  Even if we are not directly participating in an anti-competitive discussion, we can still be guilty by association.  The mere appearance of competitive collusion can mean serious consequences for our company and those involved - or seemingly involved.  The ICE employee needs to make it clear that he will not participate in this conversation, then report the situation to the legal department to ensure it is properly documented.

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07 PROFESSIONALISM AND INTEGRITY

Handling competitive information
Knowing what our competitors are doing can help us compete more effectively and allows us to stay ahead of the curve. It is okay for us to look for publicly available information - things we might find on a company's website or in articles, for example. But trying to get information by lying or pretending to be someone you are not is definitely unethical and could be illegal. Similarly, if you receive another company's confidential or proprietary information by mistake, be sure to return or destroy it.

BOOKS AND RECORDS
Our commitment to Professionalism AND Integrity is visible in our documentation. That is why all of the records we create have to be kept accurately and in reasonable detail. We all record information of some kind, whether it is tracking work hours or expenses or sales contracts.

When these are accurate, our company is able to make informed decisions about how to run our business and plan for the future. Our collected records, such as financial disclosures and other filings, also help us fulfil obligations to external stakeholders. It is crucial that our accounting functions always meet the highest standards.

If you have any concerns about the accuracy of our books and records, raise them immediately. See our Global Anti-Fraud Policy for more information.

Document management and retention
When you are deciding what documents to save, archive, or trash, always check our policies. This applies to all kinds of documents, paper and electronic, and helps us make sure we have the information we need at hand, both for routine business and in case we are notified of a legal hold.

At some point you may be notified that a legal hold has been placed on documents in your possession. If it happens, check with the legal department to make sure you understand the procedures and requirements. The key thing to remember is never to alter, conceal, or destroy any document under a legal hold.

For details about how long a document must be retained, consult Record Retention Policy.

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OUTSIDE AUDITS AND INVESTIGATIONS
From time to time, we receive requests for information from national or local government and regulatory officials.  If they contact you, do not try to handle the request yourself. Be sure to notify your manager or the legal department for assistance in handling the request promptly, accurately, and completely.

You also may be approached by external auditors, attorneys, or investigators requesting information from you in the context of work they are doing for the company. You are responsible for providing these individuals with timely and accurate information. Never mislead or attempt to influence any investigation, audit, or inquiry.

INSIDER TRADING PROHIBITED
During the course of our work for ICE, we may become aware of material non-public information. Material non-public information (also known as inside information) is information about a company - either ours or another - that is not known to the general public and that could influence a typical investor's decision to buy, sell, or hold that company's securities. Information stops being non-public when it has been effectively disclosed to the public and a reasonable waiting period has passed to allow the information to be absorbed by the marketplace. As discussed in Protecting Sensitive Information, you also must not share this information with anyone, whether inside or outside of the company.

 QUESTION
 An ICE salesperson is checking his invoices for the months, making sure that the amounts paid are not less than the amount the client owes.  He notices that one client has overpaid by several hundred dollars.  The overpayment was made a couple of weeks ago and seems to have gone unnoticed by the client - who was rather difficult to work with anyway.  Since the error is in ICE's favor, does the employee need to do anything about it?

 ANSWER
 Yes, any accounting error, no matter whom it favors, should be corrected as soon as possible.  He should talk with his manager about the error and follow the appropriate procedure to correct our records and issue a credit or a refund to the client.

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07 PROFESSIONALISM AND INTEGRITY

Buying or selling securities of a company while you possess material non-public information (otherwise known as "insider trading") is a criminal offence and is prohibited by company policy. This applies to stock, shares, options, debt securities, or any other securities. The company also restricts certain trading activities and trading in certain products, such as futures contracts listed on ICE markets or related contracts, regardless of the existence of material non-public information. Global Corporate Compliance or your business unit may publish additional requirements and restrictions on your personal trading due to your job responsibilities. If you have any doubt whether non-public information you possess is material, do not trade on that information. Rather, seek guidance from Global Corporate Compliance, your manager, the legal department, or your local compliance officer.

In addition, keep in mind that it is also illegal to provide inside information to others (or "tip" them) in making their investment decisions.

Even if you trade for reasons unrelated to inside information you possess, you may be liable for insider trading, and the consequences are serious. For more information, see our Global Personal Trading Policy.

 QUESTION
 The cousin of an ICE consultant founded a company that is planning to IPO with us.  He wants to include the consultant in the "friends and family" list he is pulling together for the IPO and our consultant is convinced the listing is going to be a big success.  The consultant works in a part of the company that does not have anything to do with capital raising, and does nto know anyone working on the listing.  Can her cousin include her in this lucky list of IPO participants?

 ANSWER
 No.  Even though the consultant is not part of the listing team, our Personal Trading Policy prevents any of us from participating in an IPO due to the appearance of a conflict of interest.  The consultant is welcome to buy shares following the initial listing as long as she is not in possession of material non-public information at that time.  And the prohibition on her participation in the IPO applies to her husband as well under our policy.

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ANTI-MONEY LAUNDERING AND GLOBAL BUSINESS
In the United States, Europe, and other places where our company conducts business, there are strict laws directed at preventing the use of the financial system for financial crimes.  Such crimes include, but are not limited to, money laundering, terrorist financing, violation of sanctions laws, and bribery offenses. Confidence in the financial system as a whole could be seriously damaged by efforts to use the financial system for financial crimes.

ICE is firmly committed to conducting business in full compliance with all applicable import, export, sanctions, and anti-money laundering regulations. Sanctions laws generally impose economic and trade sanctions against particular persons, entities, countries, and territories. These include persons and entiities identified on sanctions lists maintained by various jurisdictions. You should consult with Global Corporate Compliance or the legal department immediately if you have questions as to whether or not a specific entity or individual may be on a restricted list.

Failing to comply with these laws and regulations harms our reputation, and may subject individuals involved or the company to significant penalties, including imprisonment and fines.  The bottom line is: know your clients, verify their identities and that of any beneficial owners. Identify and escalate soon as possible any unusual activity you believe may potentially be related to money laundering or terrorist financing activity.
For more information, please refer to our Global Anti-Money Laundering and Sanctions Policy.

A number of government controls, both in the United States and internationally, also restrict to varying degrees the import and export of goods, services, and technical information. No matter where we are working, we honor the trade, import, and export laws of the countries in which we operate. Contact the legal department if you have any questions about how import and export laws might apply to the work you are doing.

Global Code of Business Conduct 30

08 ACKNOWLEDGMENT

By certifying to the ICE code, you are acknowledging that:

 - You have read and understand the code.
 - You agree to abide by the principles of the code and the relevant policies that apply to your job responsibilities.
 - You understand your responsibility to promptly report to the company any suspected violations of this code.

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32 Global Code of Business Conduct

Intercontinental Exchange, Inc. | ICE
5660 New Northside Drive | 3rd Floor | Atlanta, GA 30328 Tel: 770.857.4700 | info@theice.com
Copyright 2014. Intercontinental Exchange, Inc. All rights reserved. ICE, ICE and Block Design, are registered trademarks and marques deposees of Intercontinental Exchange, Inc., registered in Canada, the European Union, Singapore and the United States. NYSE is a registered trademark and marques deposee of NYSE Group, Inc., a subsidiary of Intercontinental Exchange, Inc., registered in the European Union and the United States Argentina, Australia, Brazil, Canada, Chile, China P. Rep., Colombia, Czech Republic, Ecuador, European Union, Hungary, India, Indonesia, Israel, Japan, Kosovo, Liechtenstein, Malaysia, Mexico, ME, Nicaragua, Norway, Peru, Philippines, Poland, Russian Federation, Serbia, Singapore, South Africa, South Korea, Switzerland, Taiwan, Turkey, United States, Uruguay, Venezuela and Viet Nam. For more information regarding registered trademarks owned by Intercontinental Exchange, Inc. and/or its affiliated companies see www.theice.com/terms.jhtml